EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into effective as of the “Effective Time” as defined in that certain Agreement and Plan of Merger by and among Patient Infosystems, Inc., PATY Acquisition Corp. and CCS Consolidated, Inc. (the “Merger Agreement”), by and between Patient Infosystems, Inc., a Delaware corporation (the “Company”), and Kent A. Tapper (“Employee”).

Conditioned on the successful consummation of the Plan of Merger pursuant to the Merger Agreement and in consideration of the mutual covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.       Employment. The Company hereby employs Employee in the capacity of Vice President of Finance, Sarbanes-Oxley and SEC Compliance, reporting to the Chief Financial Officer. Employee accepts such employment and agrees to diligently, conscientiously and exclusively perform such services as are customary to such office and as shall from time to time be assigned to him by an officer of the Company or by the Chief Financial Officer. Employee’s employment will be on a full-time business basis requiring the devotion of substantially all of his productive business time for the efficient and successful operation of the business of the Company.

2.       Conditional Agreement; Term. Should Plan of Merger not be consummated and the Effective Time not occur, this Agreement shall not become effective. Should this Agreement become effective, the employment hereunder shall be for a one year period commencing at the Effective Time, unless earlier terminated as provided in Section 4 (the “Initial Term”). This Agreement shall be automatically renewed for successive one-year periods upon the expiration of the Initial Term unless earlier terminated as provided in Section 4. The parties expressly agree that designation of a term and renewal provisions in this Agreement does not in any way limit the right of the parties to terminate this Agreement at any time as hereinafter provided. Reference herein to the term of this Agreement shall refer both to the Initial Term and any successive term as the context requires.

3.	Compensation and Benefits

3.1        Salary. For the performance of Employee’s duties hereunder, the Company shall pay Employee a salary at the annualized rate of $175,000 (the “Base Compensation”), payable in accordance with the normal payroll practices of the Company. Prior to the end of the Initial Term and any renewal term, Employee’s Base Compensation shall be reviewed, taking into account the performance of Employee, the financial condition of the Company, and such other information as the Company shall determine is appropriate. Based upon such review, the Company may increase (but not decrease) Employee’s Base Compensation, effective upon the commencement of the immediately following renewal term.

3.2        Bonuses.                     The Employee will be eligible during the term of this Agreement for such additional bonus payments as may be awarded to the Employee from time to time by the Company.

3.3        Payment and Withholding. All payments required to be made by the Company to the Employee shall be made in accordance with the Company’s normal payroll practices and shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

3.4        Personnel Policies and Benefits. Unless otherwise specified herein, the Employee’s employment is subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. The Employee will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during his employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of the plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. While this Agreement is in effect the Company agrees to maintain at its expense a group life insurance program in which the Employee is eligible to apply for coverage and name the beneficiary or beneficiaries and a group long term disability insurance program in which the Employee is eligible to apply for coverage.

3.5        Stock Options. From time to time the Company may grant to Employee options under the Company’s then current Stock Option Plan to purchase shares of the Company’s common stock at a stated exercise price per share. Any options granted will vest and be exercisable in accordance with a Stock Option Agreement to be executed pursuant to the Company’s Stock Option Plan. Employee will participate in any stock grant program established by the Company on the same basis as similarly situated employees.

3.6        Reimbursement of Expenses. Employee shall be eligible to be reimbursed for all reasonable business expenses, including but not limited to expenses for cellular telephone (to a maximum of $60.00 per month), BlackBerry, travel, meals and entertainment, incurred by Employee in connection with and reasonably related to the furtherance of the Company’s business in accordance with the Company’s policy. In addition, if the Company’s office in Rochester, New York is closed, Employee will be eligible to be reimbursed for reasonable home office expenses provided Employee receives prior approval before incurring such expenses. Employee shall submit expense reports and receipts documenting the expenses incurred in accordance with Company policy.

3.7        Relocation to Florida. Employee will use all reasonable efforts to relocate his primary residence to the Coral Springs, Florida area by the end of July 2006. The parties understand that Employee’s primary residence will remain in Rochester, New York until his relocation to the Coral Springs, Florida area. The parties agree that for the first three (3) months of the Initial Term, Employee will perform his services for the Company primarily at the Company’s Rochester, New York office. Thereafter, Employee will perform his services for the Company primarily at the Company’s Coral Springs, Florida headquarters. Between the end of the third month of the Initial Term and when Employee relocates his primary residence to the Coral Springs, Florida area (the “Transition Period”), Employee will commute between the Company’s Coral Springs headquarters and his primary residence in Rochester (it being agreed that Employee will spend most weekdays in Coral Springs and most week-ends in Rochester during the Transition Period). For the period between the end of the third month of the Initial term and the end of July 2006 or until Employee relocates his primary residence to the Coral Springs, Florida area, whichever first occurs, the Company will pay for or reimburse Employee for his reasonable temporary housing in the Coral Springs, Florida area at an amount not to exceed $4,000 per month without prior approval by the Company’s CEO or CFO, rental car costs in the Coral Springs, Florida area (until his personal automobile is located in the area), and the reasonable cost of airfare for his travel between Coral Springs and Rochester for up to 4 round trips between Coral Springs and Rochester per month.

3.8	Relocation Costs.

(a)        During the Initial Term, Employee shall be reimbursed for, or the Company shall pay the cost of, reasonable expenses related to the relocation of Employee’s primary residence from Rochester, New York to the Coral Springs, Florida area, including house hunting trips to Florida for

Employee and his family, moving and transportation costs (for Employee, his family and household goods), temporary living costs in Florida, storage costs, brokerage fees on the sale of his primary residence in Rochester, closing costs, mortgage loan points on a mortgage on his new primary residence in Florida, and other reasonable out-of-pocket expenses incurred by the Employee resulting from the relocation (collectively, “Moving Costs”); provided, however, that the Company’s payment of, or reimbursement for, Moving Costs will be limited to a maximum of $30,000.

In addition, to the extent that such Moving Costs are taxable income to Employee, the Company will pay Employee a “gross-up” amount to cover the (i) taxes due on such Moving Costs, plus (ii) and the taxes due on such gross-up amount; provided, however, that such net income provided from such gross up amount shall not exceed $10,000 (the gross-up and Moving Costs together shall be the “Relocation Costs”).

(b)       In order to avoid excessive out-of-pocket costs to Employee, the Company shall directly pay (rather than reimburse Employee for) Moving Costs to the extent reasonable and appropriate for: (i) a professional moving company of the Employee’s choice for packing, loading, transportation and unloading of the Employee’s personal effects; (ii) air fare for house hunting for Employee and Employee’s family, and (iii) other approved expenses for which direct billing is an option, or the Employee is able to submit a check request in advance with the required documentation.

(c)        Employee shall submit expense reports and receipts documenting the expenses for out-of-pocket expenses incurred in accordance with Section 3.8 of this Agreement.

(d)       If Employee remains a full-time Company employee for one year following the Transition Period, Employee shall have no obligation to repay any of the Relocation Costs. If Employee is terminated by the Company without Cause pursuant to Section 4.1(d) or resigns from the Company with Good Reason pursuant to Section 4.1(e), then Employee shall have no obligation to repay any of the Relocation Costs. However, if Employee is terminated by the Company for Cause pursuant to Section 4.1(c) or resigns from the Company without Good Reason within one year following the Transition Period, Employee agrees to repay to the Company a portion of the Relocation Costs, to be calculated as follows: For each full month of full-time employment after the Transition Period, the Company will forgive 1/12 of Employee’s Relocation Costs. The remaining unforgiven Relocation Costs are due and payable to the Company on demand.

(e)        Certain reimbursements and allowances paid to Employee or on his behalf as Relocation Costs, including gross up payments and amounts withheld as payroll deductions, in connection with his relocation must be included as a part of his gross income and therefore may be subject to tax. If Employee is required to repay Relocation Costs to the Company, Employee will repay the entire amount determined, including gross up payments and amounts withheld as payroll deductions. Employee also understands that his ability to deduct a portion of his Relocation Costs is subject to specific limits and other IRS requirements, including the requirement that Employee must be able to substantiate his expenses by keeping copies of his receipts. Employee understands that if he is audited by the IRS or any state tax agency, he alone and not the Company will be liable for any taxes, interest or penalties due if any claimed deductions are denied for any reason, including if employee fails to keep copies of receipts. Employee understands that he cannot rely on the Company or any officer or employee of the Company for advice regarding the proper tax treatment of his Relocation Costs, and that he is responsible for obtaining independent advice from his own personal tax advisor.

(f)        If Employee is obligated under this Agreement to repay the Company for Relocation Costs, Employee hereby authorize the Company to deduct the entire amount due from any severance or other salary, bonus, compensation, or other amounts the Company may owe Employee or he may otherwise receive from the Company.

4.	Termination

4.1        Termination Events. The employment of the Employee and the Term of this Agreement will terminate upon the occurrence of any of the following events (“the Termination Event”):

(a)	The Employee’s Death;

(b)       The Employee’s “Disability”, defined, subject to applicable state and federal law, as termination by the Company because the Employee is unable to perform the essential functions of Employee’s position (with or without reasonable accommodation as such term is defined in the Americans with Disabilities Act) for six months in the aggregate during any twelve month period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act and other applicable law.

(c)        Employee is discharged by the Company for “Cause”. As used in this Agreement, the term “Cause” shall mean a determination by the Company that:

(i)        Employee has engaged in theft, dishonesty, or falsification of any Company documents or records or in conduct constituting a felony or a misdemeanor involving dishonesty or moral turpitude; or

(ii)       Employee has failed substantially to perform his duties with the Company (other than any such failure resulting from the Employee’s absence due to approved or legally protected leave) after written demand of no less than ten (10) days for substantial performance is requested by the Company, which demand specifically identifies the manner in which it is claimed Employee has not substantially performed his duties, or

(iii)      Employee is engaged, or has engaged, in conduct which has, or would reasonably be expected to have, a direct and material adverse effect on the Company; or

(iv)     Employee has materially breached this Agreement, any other agreement between the Employee and the Company, or Employee’s duty of loyalty to the Company which breach remains uncured by for a period of thirty (30) days following receipt of written notice thereof to the Employee from the Company.

In the event a failure or breach under (ii) or (iv) above is based on completed actions that cannot be undone, and therefore not, in the opinion of the Company, capable of cure, Employee may be terminated immediately provided it pays the Employee for the cure period. No termination shall be effected for Cause unless Employee has been provided with a written notice that states with reasonable specificity the acts or omissions which form the basis of the Company’s decision.

(d)       Employee is terminated by the Company “without Cause”, which the Company may do upon its election, regardless of whether it also has the option to terminate for Cause, upon written notice, which notice shall specify the date of such termination.

(e)        Employee terminates his employment due to “Good Reason”, which shall mean that any of the following has occurred (i) a material default by the Company in the performance of any of its obligations hereunder, which default remains uncured by the Company for a period of thirty (30) days following receipt of written notice thereof to the Company from Employee; (ii) without the Employee’s consent, a requirement imposed by the Company that the employee relocate his office to a location more than fifty (50) miles from his current office location; provided, however, that any move from the Rochester, New York office to the Coral Springs, Florida office shall not be deemed Good Reason; (iii) without the Employee’s consent, a reduction in salary imposed by the Company; or (iv) without the Employee’s consent, a material diminution in the Employee’s title or duties; provided however, that any actions taken by the Company to accommodate a disability of the Employee or pursuant to the Family and Medical Leave Act shall not be a Good Reason for purposes of this Agreement. The Employee may elect to terminate for Good Reason within thirty (30) days of the Employee’s becoming aware of the existence of Good Reason, so long as the Company has not previously notified the Employee of its decision to terminate his employment.

(f)         Employee terminates his employment without Good Reason, which Employee may do at any time with at least 30 days advance notice.

(g)       If at any time during the course of this Agreement the parties by mutual consent decide to terminate this Agreement, they shall do so by separate agreement setting forth the terms and condition of such termination.

4.2	Effects of Termination

(a)        Upon termination of Employee’s employment hereunder for any reason, the Company will pay Employee all amounts owed to Employee through the date of Termination. Any amounts earned by Employee as of the date of Termination but due to be paid Employee at a future date shall be paid when otherwise due, in accordance with applicable law. Upon termination, the entitlement of the Employee or his Estate to benefits, or to continuation or conversion rights, under any Company sponsored benefit plan shall be determined in accordance with applicable law and the provisions of such plan.

(b)       Upon termination of Employee’s employment under Sections 4.1 (d) or (e), if the Employee executes, and does not revoke, a Separation Agreement and Release in a form acceptable to the Company, the Company shall pay Employee, on the Company’s regular payroll dates, commencing on the first such date that occurs at least eight days following the Employee’s execution of the Separation Agreement and Release, amounts equal to the then applicable Base Compensation, excluding bonus, for a period of six (6) months; pay Employee a portion of any bonus he would have earned had he remained employed, prorated based on the number of months he was employed during the calendar year for which the bonus is calculated, and paid on the date it would have been paid had he remained employed; and if the Employee timely elects and remains eligible for continued coverage under COBRA, the Company will pay that portion of the COBRA premiums it was paying prior to the date of Termination for the period the Employee is receiving severance under this Agreement or until the Employee is eligible for health care coverage under another Employer’s plan, whichever period is shorter.

(c)        Following a Termination Event, both the Employee and the Company agree not to make to any person, including but not limited to customers of the Company, any statement that disparages the other or which reflects negatively upon the other in any manner likely to be harmful to them or their business, business reputation or personal reputation, including but not limited to statements regarding the Company’s financial condition, its officers, directors, shareholders, employees and affiliates; provided that both the Employee and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company’s obligations under this section are limited to the Company’s officers and directors and Company representatives with knowledge of this provision.

(d)       Following a Termination Event, Employee shall fully cooperate with the Company in all matters relating to the winding up of Employee’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other Employees as may be designated by the Company.

5.	General Provisions

5.1        Assignment. Neither party may assign or delegate any of his or its rights or obligations under this Agreement without the prior written consent of the other party. Provided however, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and permitted assigns and Employee and Employee’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join and be bound by the terms and conditions hereof.

5.2        Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements between the parties. The parties hereto have entered into a Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement with the same Effective Date as this Agreement which may be amended by the parties from time to time without regard to this Agreement. The Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement, contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement. The Employee and the Company are also parties to Option Certificates with attached Schedule of Terms which were signed by Employee on August 30, 2000, January 30, 2001, and February 27, 2004, which were entered into subject to the terms of the Patient Infosystems, Inc. Stock Option Plan and which contain provisions that may, by their terms, survive termination or execution of this Agreement.

5.3        Modifications. This Agreement may be changed or modified only by an agreement in writing signed by both parties hereto.

5.4        Prior Agreements. This Agreement supercedes all prior written and verbal agreements with the Company and/or its Board of Directors and shall govern all future employment obligations.

5.5        Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

5.6        Governing Law. This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of Delaware, and venue and jurisdiction for any disputes hereunder shall be heard in any court of competent jurisdiction in Delaware for all purposes.

5.7        Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.

5.8        Further Assurances. The parties will execute such further instruments and take such further actions as may be reasonably necessary to carry out the intent of this Agreement.

5.9        Notices. Any notice expressly provided for under this Agreement shall be in writing, shall be given either by hand delivery, by courier, or by mail and shall be deemed sufficiently given when actually received by the party to be notified, or, if delivered by courier, when delivered to the party’s address as set forth below, or when mailed, if mailed by certified or registered mail, postage prepaid, addressed to the party’s address as set forth below. Either party may, by notice to the other party, given in the manner provided for herein, change their address for receiving such notices.

•	If to the Company, to the CEO in person or to its corporate headquarters at the time notice is given, “Attention: CEO”.
•	If to the Employee, to his in person or to his home address as listed in Company records at the time notice is given.

5.10      No Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of that provision, nor prevent that party thereafter from enforcing that provision of any other provision of this Agreement.

5.11      Legal Fees and Expenses. In the event of any disputes under this Agreement, each party shall be responsible for their own legal fees and expenses which it may incur in resolving such dispute, unless otherwise prohibited by applicable law or a court of competent jurisdiction.

5.12      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement, effective as of the day and year first above written.

Patient Infosystems, Inc.	EMPLOYEE:

By: /s/ Roger L. Chaufournier		/s/ Kent A. Tapper
Name: Roger L. Chaufournier		Kent A. Tapper
Title:	Chief Executive Officer

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